UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Safeguard Scientifics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Safeguard Scientifics, Inc., a Pennsylvania corporation (“Safeguard Scientifics” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with Safeguard Scientifics’ solicitation of proxies from its shareholders in connection with its 2018 Annual Meeting of Shareholders and at any and all adjournments or postponements thereof (the “2018 Annual Meeting”). Safeguard Scientifics has not filed a preliminary or definitive proxy statement with the SEC in connection with its solicitation of proxies to be used at the 2018 Annual Meeting.

Emails Sent on April 6, 2018 to each of the Chief Executive Officers of Safeguard Scientifics’ Partner Companies

Attached hereto is an email sent on April 6, 2018 by Stephen T. Zarrilli, Safeguard Scientifics’ President and Chief Executive Officer, to each of the Chief Executive Officers of its Partner Companies commenting on the management changes that Safeguard Scientifics publicly announced on April 6, 2018 to further align its organization and cost structure with the strategy it publicly announced in January 2018 to reduce its operating costs, monetize its Partner Company interests and maximize the net proceeds distributable to its shareholders. This email is being filed herewith because it may be deemed to be solicitation material in connection with Safeguard Scientifics’ solicitation of proxies to be used at the 2018 Annual Meeting.

Important Additional Information And Where To Find It

Safeguard Scientifics intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from Safeguard Scientifics’ shareholders in connection with the matters to be considered at Safeguard Scientifics’ 2018 Annual Meeting of Shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SAFEGUARD SCIENTIFICS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by Safeguard Scientifics with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Investor Relations section of Safeguard Scientifics’ corporate website at www.safeguard.com, by writing to Safeguard Scientifics’ Corporate Secretary at Safeguard Scientifics, Inc. 170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087, or by contacting Safeguard Scientifics’ investor relations department at 610.975.4952.

Certain Participant Information

In accordance with Rule 14a-12(a)(1)(i) under the Security Exchange Act of 1934, as amended, the following directors, executive officers and other employees of Safeguard Scientifics are anticipated to be participants in the solicitation of proxies from Safeguard’s shareholders in connection with the matters to be considered at Safeguard’s 2018 Annual Meeting of Shareholders and beneficially hold the amount of shares of Safeguard’s common stock, $0.10 par value per share, indicated adjacent to his or her name: (i) Safeguard directors: Julie A. Dobson (31,332 shares), Stephen Fisher (4,167 shares), George MacKenzie (26,250 shares), Maureen F. Morrison (0 shares), John J. Roberts (11,728 shares), Robert J. Rosenthal (19,156 shares) and Stephen T. Zarrilli (226,332 shares), and (ii) Safeguard executive officers and other employees: Jeffrey B. McGroarty (47,637 shares), John E. Shave III (37,022 shares) and Brian J. Sisko (138,655 shares). The business address for each person is c/o Safeguard Scientifics, Inc. 170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087. Additional information regarding Safeguard’s director, officer and other employee participants in the solicitation of proxies from Safeguard’s shareholders in connection with the matters to be considered at Safeguard’s 2018 Annual Meeting of Shareholders, and their direct or indirect interests, through security holdings or otherwise, will be set forth in Safeguard’s proxy statement for its 2018 Annual Meeting, including the schedules and appendices thereto.

SFE Management Changes Partner Company CEO Letter

Email Communications:

To: Partner Company CEOs

From: Steve Zarrilli

Date: Friday, April 6, 2018

Subject: Safeguard Announces Management Changes

To Safeguard Partner Company CEO,

I am reaching out to share some important news regarding Safeguard. Today we announced a series of management changes to further align the organization and cost structure with the Company’s newly announced strategy. I will be retiring from Safeguard, effective September 30 of this year. Brian Sisko, who you already know, will assume the role of President and Chief Executive Officer on July 1, and we will use the remaining three months of my tenure to help facilitate a seamless transition. In addition, Senior Vice President and Chief Financial Officer, Jeffrey McGroarty will depart from the Company on June 30, and Senior Vice President of Investor Relations and Corporate Communications, John Shave, will depart thereafter at a specific date yet to be determined. David Kille, Safeguard’s Corporate Controller, will assume the role of Chief Financial Officer, effective June 1, 2018. Dr. Gary Kurtzman, Senior Vice President and Managing Director, Healthcare will remain in his role and will work closely with Brian in providing oversight of the Partner Companies. The news release we issued today can be found here.

I have enjoyed working closely with you. Safeguard and I have been driven by a strong belief in your innovative business, and the new senior team led by Brian, David and Gary will continue to work closely with you as your business advances towards milestones and your ultimate goals.

As always, we appreciate your confidence in Safeguard over the years. I look forward to working together over the next few months as we continue our efforts to create and maximize value for your stakeholders, as well as for Safeguard’s shareholders.

Sincerely,

/s/ Stephen T. Zarrilli

Steve